Exhibit 99.1

PRESS RELEASE

For Immediate Release

Corgenix Provides Update on Ebola Test Kit NIH Grant

Corgenix and Viral Hemorrhagic Fever Consortium partners start work on

Ebola rapid diagnostic test kit development, provide status update and project timeline

DENVER — August 11, 2014 —Ebola virus outbreaks tend to occur every few years and then go away rapidly. However, this year’s outbreak is the worst in recorded history, with the total number of deaths approaching 1,000. As reported previously, Corgenix Medical Corporation (OTC BB: CONX.OB), a worldwide developer and marketer of diagnostic test kits, commenced work on a $2.9 million National Institutes of Health (NIH) grant in June.

In the past, Corgenix has served as a subcontractor to Tulane University for several NIH funded grants and contracts related to development of diagnostics, vaccines and therapeutics for hemorrhagic fever viruses such as Lassa, Ebola and Marburg. Corgenix currently serves as the principal investigator for the new NIH-funded three-year contract to complete the development of recombinant diagnostic tests for Ebola.

The most recent grant was awarded to Corgenix and members of the Viral Hemorrhagic Fever Consortium (VHFC), a collaboration of academic and industry members headed by Tulane University. The NIH phase II, R44 grant was awarded to Corgenix and VHFC to develop rapid diagnostic tests (RDT) for Ebola, enabling rapid response to public health and bioterrorism threats posed by the deadly virus. Corgenix and the VHFC have previously developed and CE marked the ReLASV® rapid test for the Lassa fever virus.

Corgenix CEO Douglass Simpson said that as a reaction to the recent outbreak, the VHFC has shifted most of its efforts to the final phase of activity contemplated by the current NIH grant. Simpson also noted that, contrary to recent reports in the press, Corgenix has not finalized development of the Ebola products. “I want to strongly emphasize that this is a new three-year project, building off work commenced in 2010. We do not currently have an Ebola test nor will we likely have a final one in the near future,” said Simpson. “We understand the critical nature of this virus and are doing everything possible to accelerate efforts to develop reliable and rapid result diagnostic kits in order to be ready for the next outbreak.”

According to Robert Garry, Ph.D., Professor of Microbiology and Immunology at the Tulane University School of Medicine and Principal Investigator of the VHFC, “This is uncharted territory, and we’re all working with a heightened sense of urgency. Our goal is to be prepared for future outbreaks with rapid, accurate, point-of-care testing to diagnose or rule out both Ebola and Lassa, wherever it occurs, leading to quicker and more effective treatment, thus limiting the spread of the virus.

The Ebola RDT has not yet been approved or cleared for clinical or diagnostic use by any worldwide regulatory authority.

About Corgenix Medical Corporation

Corgenix is a leader in the development and manufacturing of specialized diagnostic kits for immunology disorders, vascular diseases (including the world’s only non-blood-based test for aspirin effect), bone and joint disorders and a line of unique detection products for viral hemorrhagic disease. Corgenix diagnostic products are commercialized for use in clinical laboratories throughout the world. The company currently sells over 50 diagnostic products through a global distribution network and has significant experience in product submissions to the FDA and other worldwide regulatory authorities. Additionally, Corgenix contract develops and manufactures products for key medical and life science companies in state-of-the-art facilities in Colorado. The company operates under a Quality Management System that is ISO 13485:2012 certified and compliant with FDA regulations. More information is available at www.corgenix.com (Corporate website) and www.corgenix.net (Contract Services website).

About the Viral Hemorrhagic Fever Consortium

The Viral Hemorrhagic Fever Consortium was established in 2010 as a result of several multi-year grants and contracts awarded to Tulane University by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), to support Tulane’s ongoing efforts to treat and prevent Lassa fever. The goal of the Consortium is to understand mechanisms related to the human immune response to Lassa virus infection. Specifically, by understanding what parts of the virus are recognized by the immune system, scientists can better understand mechanisms of antibody-mediated protection or pathogenesis in humans with Lassa fever. Consortium efforts have focused on the development of new recombinant proteins for Lassa virus diagnostic products, which have shown to be extremely effective in clinical settings in Africa. This progress is allowing a transition of efforts towards instituting better treatment of affected individuals and ultimately prevention of Lassa fever altogether. The Consortium is a collaboration between Tulane, Scripps Research Institute, Harvard University/Broad, University

of Texas Medical Branch, Autoimmune Technologies LLC, Corgenix Medical Corporation, Kenema Government Hospital (Sierra Leone), the Irrua Specialist Teaching Hospital (Nigeria) Université de Lausanne (Switzerland), Zalgen Labs, LLC, and various other partners in West Africa. More information is available at www.vhfc.org.

Research detailed in this publication is supported by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health under Award Number R44AI088843. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.

Statements in this press release that are not strictly historical facts are “forward-looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The statements in this press release are made as of today, based upon information currently known to management, and the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Company Contact:

Corgenix Medical Corp.

William Critchfield, Senior VP Operations and Finance and CFO

Phone: 303-453-8903

Email: wcritchfield@corgenix.com

Media Contact:

Armada Medical Marketing

Dan Snyders, Vice President and Public Relations Supervisor
Phone: 303-623-1190 x230

Email: dan@armadamedical.com